NEWS RELEASE

For: IMMEDIATE RELEASE

Date: APRIL 29, 2008

Contact: CHARLES N. FUNK, PRESIDENT or DAVID A. MEINERT, EVP & CFO

MIDWESTONE FINANCIAL GROUP, INC.

REPORTS FIRST QUARTER 2008 EARNINGS

Iowa City, Iowa - MidWestOne Financial Group, Inc. (NASDAQ - MOFG) reported first quarter 2008 net income of $2.3 million, or $.39 basic and diluted earnings per share. This is the first quarterly earnings release for the "new" MidWestOne Financial Group (the "Company"). The merger of ISB Financial Corp. ("ISBF") and the "former" MidWestOne Financial Group ("former MFG") was effective as of the close of business on March 14, 2008. ISBF was the surviving entity in the merger and adopted the name of MidWestOne Financial Group, Inc. As a result of the merger, the financial results for the first quarter of 2008 reflect ISBF results for the entire three months ended March 31, 2008 plus the contribution of former MFG from March 15 through March 31, 2008. The purchase price allocation has not been finalized given the timing of the transaction closing. The Company is in the process of obtaining third-party valuations of certain tangible and intangible assets; thus the allocation of the purchase price is subject to refinement.

"We are very pleased with the way the two companies are coming together," commented Charles N. Funk, President and Chief Executive Officer of MidWestOne Financial Group, Inc. "Merger integration is hard work and our associates are rising to the occasion. We are working diligently to continue to take excellent care of our customers in each community where we have a bank. We continue to focus on capital adequacy, liquidity, and credit quality in this difficult operating environment. These three elements are critical not only to MidWestOne but to the entire industry in 2008."

Upon completion of the merger, the Company has three bank subsidiaries: MidWestOne Bank, Iowa State Bank & Trust Company and First State Bank. The Company has filed an application to merge the three bank subsidiaries into one bank charter under the name of MidWestOne Bank with headquarters in Iowa City. Subject to regulatory approval, the merger of the bank subsidiaries is scheduled for the third quarter of 2008. The Company also has an insurance agency subsidiary - MidWestOne Insurance Services, Inc.

Return on average assets for the Company's first quarter of 2008 was 1.09% and the return on average shareholders' equity was 9.79%. The Company's return on average tangible equity for the first quarter of 2008 was 10.48%. Average shareholder equity for the first quarter of 2008 reflected the increase in equity related to the merger with former MFG from March 15, 2008 to March 31, 2008.

Total assets of the Company increased to $1.52 billion as of March 31, 2008 from $702.0 million on December 31, 2007. This increase reflected the merger of the two companies. Total deposits as of March 31, 2008 were $1.11 billion compared with $526.6 million as of December 31, 2007, an increase of $586.6 million, which was primarily due to the merger.

The Company's net interest margin for the first quarter of 2008 was 3.36% compared with 3.27% for the quarter ended December 31, 2007. The continued decrease in market interest rates reduced interest income on loans and investments. The lower market rates also contributed to lower interest expense on deposits and borrowed funds. Net interest income for the quarter ended March 31, 2008 was $6.1 million. The contribution to net interest income by former MFG for the period subsequent to the merger was $754,000.

The Company's total loans (excluding loan pool participations) were $953.5 million as of March 31, 2008, compared with $401.6 million as of December 31, 2007. The merger of the two organizations was the primary reason for the increase in total loans from December 31, 2007. Included in the Company's assets are participation interests in pools of loans that are held and serviced by an independent third party, as described in more detail below. Total loans and loan pool participations as a percentage of deposits were 93.3% on March 31, 2008, compared with 76.3% as of December 31, 2007, reflecting the higher loan to deposit ratio of the former MFG. Prior to the merger, real estate loans made up a significant portion of each of ISBF's and former MFG's loan portfolio. As of March 31, 2008, the Company's largest category of total loans (excluding loan pools) was commercial real estate, which comprised 41% of the loan portfolio. Residential real estate is the next largest categories of loans at 27% of the portfolio, commercial loans were 21% of total loans and agricultural loans were 9% of total loans. The remainder of the portfolio consisted of consumer loans, which were 2% of total loans.

The Company has minimal direct exposure to subprime mortgages in its loan portfolio. The Company's loan policy provides a guideline that real estate mortgage borrowers have a Beacon score of 640 or greater. Exceptions to the guideline have been noted but the overall exposure is deemed minimal by management. Mortgages originated by the Company and sold on the secondary market are typically underwritten according to the guidelines of the secondary market investors. These mortgages are on a non-recourse basis, thereby eliminating any subprime exposure.

Non-performing assets totaled $9.2 million as of March 31, 2008, which was 1.0% of loans (excluding loan pools). The non-performing assets as of March 31, 2008 consisted of $4.6 million in nonaccrual loans, $3.2 million in loans past due 90 days or more and still accruing, and $1.4 million in other real estate owned. There were no troubled debt restructures as of March 31, 2008. During the first quarter of 2008, the Company's provision for loan losses totaled $70,000. As of March 31, 2008, the Company's allowance for loan losses was $9.1 million, which was 1.0% of total loans. During the first quarter of 2008, ISBF had net loan charge-offs of $393,000, or .3% percent of average loans.

Loan pool participations totaled $85.5 million as of March 31, 2008. Loan pool participations are participation interests in performing, sub-performing and non-performing loans that have been purchased from various non-affiliated banking organizations. Former MFG has engaged in this activity since 1988. ISBF did not have any loan pool participations on December 31, 2007. The Company did not acquire any new loan pool participations during the first quarter of 2008. As of March 31, 2008, the categories of loans by collateral type in the loan pools were as follows: commercial real estate - 51%, commercial loans - 13%, agricultural real estate - 10%, single-family residential real estate - 13% and other loans - 13%. The Company has very minimal exposure in loan pools to consumer real estate subprime credit. Most of the basis in loans identified with borrowers or guarantors having credit scores categorized as subprime relates to additional collateral taken to reduce exposure on commercial or commercial real estate loans. The Company does not actively seek to purchase consumer or consumer real estate loans characterized as subprime credit. The yield on loan pool participations was 9.20% for the first quarter of 2008.

Equity capital totaled $163.2 million as of March 31, 2008. Equity to assets was 10.72% and tangible equity to assets was 7.97% as of March 31, 2008. In conjunction with the merger on March 14, 2008, the Company issued 3,519,788 shares of common stock to the shareholders of former MFG. A total of 8,686,161 shares were outstanding as of March 31, 2008. Book value per share was $18.76, while tangible book value per share was $13.54.

The Company's investment securities totaled $311.0 million as of March 31, 2008, which represented approximately 20 percent of total assets. The portfolio consisted mainly of U. S. Government agencies, mortgage-backed securities and obligations of states and political subdivisions. Approximately $300 million of the investment securities were classified as available for sale.

Total noninterest income for the quarter ended March 31, 2008 was $2.6 million. Noninterest income is derived primarily from trust fees, security transaction fees, deposit service charges and origination fees from real estate loans sold on the secondary market. Security gains of $139,000 were realized in the first quarter of 2008 and included in the total noninterest income amount. The merger had little effect on noninterest income in the first quarter of 2008 because only two weeks of former MFG's contribution was included.

Noninterest expense for the first quarter of 2008 totaled $5.5 million. Additional personnel and operating expenses attributable to the operations of former MFG were included during the quarter. Again, only two weeks of noninterest expenses were contributed by the addition of former MFG in the first quarter. Increased noninterest expense will be noted in future quarters relative to the addition of former MFG as well as expenses related to the merger.

The Company's board of directors declared a dividend of $.1525 per share on April 8, 2008. Shareholders of record on June 2, 2008 will be entitled to receive the dividend to be paid on June 16, 2008. The board also authorized a stock repurchase of up to $5.0 million of the Company's common stock on the open market through December 31, 2008.

Director Donna Katen-Bahensky resigned from the board on April 8, 2008, due to her relocation to Madison, Wisconsin, to serve as CEO of the University of Wisconsin Health Systems. The Company has begun to search for a replacement director to fill the vacancy on the board.

The Company's newest branch office was opened in Cedar Falls, Iowa in early January 2008. This is a full-service office located in the Pinnacle Prairie development that complements the Company's Waterloo, Parkersburg and Hudson locations in the Cedar Valley market.

MidWestOne Financial Group, Inc. is a financial holding company headquartered in Iowa City, Iowa. The Company's bank subsidiaries include Iowa State Bank & Trust in Iowa City, MidWestOne Bank in Oskaloosa and First State Bank in Conrad. Office locations of the subsidiary banks include Belle Plaine, Burlington, Cedar Falls, Coralville, Davenport, Fairfield, Fort Madison, Hudson, Melburne, North English, North Liberty, Ottumwa, Parkersburg, Pella, Sigourney, Wapello, Waterloo and West Liberty, Iowa. MidWestOne Insurance Services, Inc. provides personal and business insurance services in Pella, Iowa. MidWestOne Financial Group, Inc. common stock is traded on the NASDAQ Global Market System under the symbol "MOFG".

Caution Regarding Forward-Looking Statements

Statements made in this release, other than those concerning historical financial information, may be considered forward-looking statements, which speak only as of the date of this document and are based on current expectations and involve a number of assumptions. These include statements as to expectations regarding the merger and any other statements regarding future results or expectations. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and is including this statement for purposes of these safe harbor provisions. The company's ability to predict results, or the actual effect of future plans or strategies, is inherently uncertain. Factors that could cause actual results to differ from those set forth in the forward-looking statements or that could have a material effect on the operations and future prospects of the Company, include but are not limited to: (1) changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. government, including policies of the U.S. Treasury and the Federal Reserve Board; (2) changes in the quality and composition of the Company's loan and securities portfolios; demand for loan products; deposit flows; competition; demand for financial services in the Company's respective market areas; implementation of new technologies; ability to develop and maintain secure and reliable electronic systems; and accounting principles, policies, and guidelines; (3) the businesses of ISBF and former MFG may not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; (4) expected revenue synergies and cost savings from the merger may not be fully realized or realized within the expected time frame; (5) revenues following the merger may be lower than expected; (6) customer and employee relationships and business operations may be disrupted by the merger; and (7) other risk factors detailed from time to time in filings made by the Company with the SEC.

MIDWESTONE FINANCIAL GROUP, INC.
AND SUBSIDIARIES
CONSOLIDATED FINANCIAL SUMMARY

(unaudited)	QUARTER ENDED
(in thousands, except share and per share data)	MOFG	ISBF
	MARCH 31,	December 31,
Summary of Operations:	2008	2007

Statement of Income:
Interest income (excluding loan pool participations)	$ 11,381	$ 9,794
Interest income and discount on loan pool participations	121	-
Total interest income	11,502	9,794
Total interest expense	5,387	4,861
Net interest income	6,115	4,933
Provision for loan losses	70	75
Noninterest income	2,556	2,312
Noninterest expense	5,464	4,701
Income before tax	3,137	2,469
Income tax expense	862	638
Net income	$ 2,275	$ 1,831

Per Share Data:
Net income - basic	$0.39	$0.35
Net income - diluted	$0.39	$0.35
Weighted average shares outstanding	5,822,892	5,158,780
Weighted average diluted shares outstanding	5,822,892	5,158,780

Performance Ratios:
Return on average assets	1.09%	1.06%
Return on average equity	9.79%	9.49%
Return on average tangible equity	10.48%	10.06%
Net interest margin (FTE)	3.36%	3.27%
Net loan charge-offs/average loans	0.31%	0.24%

	MOFG	ISBF
	MARCH 31,	DECEMBER 31,
Selected Balance Sheet Data - At Period End:	2008	2007

Balances:
Total assets	$ 1,521,973	$ 701,983
Loans, net of unearned income	953,489	401,554
Allowance for loan losses	9,059	5,466
Loan pool participations	85,512	0
Total deposits	1,113,208	526,615
Total shareholders' equity	163,157	77,392

Per Share Data:
Book value	$18.76	$14.98
Tangible book value	$13.54	$14.14
Common shares outstanding	8,686,161	5,165,308

Financial Ratios:
Total shareholders' equity/total assets	10.72%	11.02%
Tangible shareholers' equity/total assets	7.97%	10.47%
Total loans/total deposits	85.65%	76.25%
Nonperforming assets/total loans	1.00%	0.32%
Allowance for loan losses/total loans	1.00%	1.36%
Allowance for loan losses/nonperforming loans	100.02%	421.87%

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